AMERICAN REAL ESTATE INCOME FUND

(the "Fund")

CODE OF ETHICS

I. Legal Requirement.

Rule 17j-1(b) under the Investment Company Act of 1940, as amended (the “1940

Act”), makes it unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser or investment sub-adviser (referred to as an investment adviser) of a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a “Security Held or to be Acquired” (as defined below) by the Fund to:

1.	Employ any device, scheme or artifice to defraud the Fund;

2.	Make any untrue statement of a material fact to a Fund or the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

3.	Engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the Fund; or

4.	Engage in any manipulative practice with respect to the Fund.

II. Purpose of the Code of Ethics.

The Fund expects that the individuals covered by the provisions of this code will conduct their personal investment activities in accordance with (1) the duty at all times to place the interests of the Fund’s shareholders first, (2) the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility, and (3) the fundamental standard that investment company personnel should not take inappropriate advantage of their positions.

The Board of Trustees has determined to adopt this Code of Ethics on behalf of the Fund to comply with Rule 17j-1 under the 1940 Act and specify a code of conduct for certain types of personal securities transactions which might involve conflicts of interest or an appearance of impropriety, and to establish reporting requirements and enforcement procedures. The Board has adopted this Code of Ethics with the understanding that most “Access Persons” (defined below) will be subject to the requirements of another code of ethics due to their employment or other relationship with, among others, an investment adviser or principal underwriter. It is anticipated that only those trustees who are not “interested persons” of the

Fund and officers not reporting under another compliant code of ethics will be required to report under this Code of Ethics.

III. Definitions.

A. “Access Person” means

1.	Any Advisory Person of a Fund or of a Fund's investment adviser. If an investment adviser's primary business is advising Funds or other advisory clients, all of the investment adviser's directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser. The Trustees and officers of the Fund are presumed to be Access Persons of the Fund; or

2.	Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

B. “Advisory Person” of a Fund or of a Fund's investment adviser means:

1.	Any director, trustee, officer, general partner or employee of the Fund, or investment adviser (or of any company in a control relationship to the Fund, or investment adviser) who, in connection with his or her regular functions or duties, makes, participates, in or obtains information regarding, the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

2.	Any natural person in a control relationship to the Fund or investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the

Fund.

C. “Beneficial ownership” or “beneficially own” each shall be as defined in, and interpreted in the same manner as it would be in determining whether a person is subject to the provisions of, Section 16 of the Securities Exchange Act of 1934, as amended (“1934 Act”) and the rules and regulations promulgated thereunder.

You will be treated as the “beneficial owner” of a security under this policy if you have a direct or indirect pecuniary interest in the security. A direct pecuniary interest is the opportunity, directly or indirectly, to profit, or to share the profit, from the transaction. An indirect pecuniary interest is any nondirect financial interest, including:

1.	securities which a person holds for his or her own benefit either in bearer form, registered in his or her own name or otherwise regardless of whether the securities are owned individually or jointly;

2.	securities held in the name of a member of his or her immediate family

(spouse, minor child and adults) sharing the same household;

3.	securities held by a trustee, executor, administrator, custodian or broker;

4.	securities owned by a general partnership of which the person is a member or a limited partnership of which such person is a general partner;

5.	securities held by a corporation which can be regarded as a personal holding company of a person; and

6.	securities recently purchased by a person and awaiting transfer into his or her name.

D. “Control” has the same meaning as in section 2(a)(9) of the 1940 Act.

E. “Covered Security” means a security as defined in Section (2)(a)(36) of the 1940

Act, except that it does not include:

1.	Direct obligations of the Government of the United States;

2.	Bankers’ acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments (any instrument having a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization), including repurchase agreements; and

3.	Shares issued by open-end registered investment companies.

F. An “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (“1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

G. “Investment Personnel” of a Fund or a Fund’s investment adviser means:

1.	Any employee of the Fund, or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund.

2.	Any natural person who controls the Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

H. A “Limited Offering” means an offering that is exempt from registration under the

1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule

505, or Rule 506 under the 1933 Act.

I. “Purchase or Sale of a Covered Security” includes the writing of an option to purchase or sell a Covered Security.

J. “Security Held or to be Acquired” by a Fund means:

1. Any Covered Security which, within the most recent 15 days:

a.	Is or has been held by a Fund, or

b.	is being or has been considered by a Fund or its investment adviser for purchase by the Fund; and

2.	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security which, within the most recent 15 days:

a.	Is or has been held by a Fund, or

b.	is being or has been considered by a Fund or its investment adviser for purchase by the Fund.

K.	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

IV. Policies of the Fund Regarding Personal Securities Transactions.

A. General Policy.

No Access Person of the Fund shall engage in any act, practice or course of business that would violate the provisions of Rule 17j-1(b) set forth above, or in connection with any personal investment activity, engage in conduct inconsistent with this Code of Ethics.

B. Specific Policies.

1.	Restrictions on Personal Securities Transactions By Investment Personnel of the Fund.

a.	Investment Personnel of the Fund or its investment adviser must obtain approval from the Fund’s or the investment adviser’s Chief Compliance Officer, as appropriate, before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

A written authorization for such security transaction will be provided by the Fund’s or the investment adviser’s Chief

Compliance Officer, as the case may be, to the person receiving the authorization (if granted). A record of any decision to approve the acquisition by Investment Personnel of Initial Public Offerings or Limited Offerings shall be made by the Fund’s or investment adviser’s Chief Compliance Officer, as the case may be.

b.	Pre-clearance approval under paragraph (a) will expire at the close of business on the seventh trading day after the date on which oral authorization is received, or lesser period if acceptable to the Board of Trustees and the Chief Compliance Officer (“CCO”) of the Fund. The Investment Personnel is required to renew clearance for the transaction if the trade is not completed before the authority expires.

V. Procedures.

In order to provide the Fund with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons:

A.	Each Access Person of the Fund other than a trustee who is not an “interested person” of the Fund (as defined in the 1940 Act) will submit to the administrator an Initial Holdings Report in the form attached hereto as Exhibit A that lists all Covered Securities beneficially owned by the Access Person except as stated below.

The Initial Holdings Report must be submitted within ten days of becoming an Access Person and must contain information current as of a date no more than 45 days prior to becoming an Access Person. The Initial Holdings Report must include the title of each security, the number of shares held, and the principal amount of the security as well as a list of any securities accounts maintained with any broker, dealer or bank.

B.	Each Access Person of the Fund other than a trustee who is not an “interested person” of the Fund (as defined in the 1940 Act) will also submit to the administrator an Annual Holdings Report attached hereto as Exhibit A no later than 45 days after the end of the calendar year. Except as stated below, the Annual Holdings Report must list all Covered Securities beneficially owned by the Access Person, the title of each security, the number of shares held, and the principal amount of the security, as well as a list of any securities accounts maintained with any broker, dealer or bank.

C.	Each Access Person of the Fund other than a trustee who is not an “interested person” of the Fund (as defined in the 1940 Act), shall direct his or her broker or brokers to supply to the administrator, on a timely basis, duplicate copies of confirmations of all securities transactions in which the person has, or by reason of such transaction acquires any direct or indirect beneficial ownership and copies of periodic statements for all securities accounts.

D.	Except as stated below, each Access Person of the Fund, other than a trustee who is not an “interested person” (as defined in the 1940 Act), shall submit reports in the form attached hereto as Exhibit B to the Fund’s administrator, showing all transactions in Covered Securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any Covered Securities were held for the direct or indirect beneficial interest of the Access Person. Such reports shall be filed no later than 30 days after the end of each calendar quarter.

An Access Person of the Fund need not make a quarterly transaction report under this paragraph with respect to transactions effected pursuant to an Automatic Investment Plan or if all of the information required by this paragraph V.D. is contained in the brokerage confirmations or account statements required to be submitted under paragraph V.C. and is received by the administrator in the time period stated above.

E.	Each trustee who is not an “interested person” of the Fund need not make an initial or annual holdings report but shall submit the same quarterly report as required under paragraph V.D. to the administrator, BUT ONLY for a transaction in a Covered Security (except as stated below) where such trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that during the fifteen (15) day period immediately before or after the trustee’s transaction in a Covered Security, a Fund purchased or sold the Covered Security, or the Fund or its investment adviser considered purchasing or selling the Covered Security.

F.	The reporting requirements of this Section V. do not apply to securities transactions effected for, and any Covered Securities held in, any account over which an Access Person does not have any direct or indirect influence or control.

G.	The CCO, or his designate, of the Fund shall notify each Access Person of the Fund who may be subject to the pre-clearance or reporting requirements pursuant to this Code that such person is subject to the pre-clearance or reporting requirements and shall deliver a copy of this Code to each such person.

H.	The CCO, or his designate, of the Fund shall review the initial holdings reports, annual holdings reports, and quarterly transaction reports received, and as appropriate compare the reports with the pre-clearance authorization received, and report to the Fund’s Board of Trustees the following:

a. Any transaction that appears to evidence a possible violation of this

Code;

b. Apparent violations of the reporting requirement of this Code; and

c. Such other information as the Board of Trustees or the CCO shall reasonably request.

I.	The Board shall consider reports made to it hereunder and shall determine whether the policies established in Sections IV and V of this Code of Ethics have been violated, and what sanctions, if any, should be imposed on the violator, including but not limited to a letter of censure, suspension or termination of the employment of the violator, or the unwinding of the transaction and the disgorgement of any profits to the Fund. The Board shall review the operation of this Code of Ethics at least once a year.

J.	The Fund’s investment advisers and principal underwriter1 shall adopt, maintain and enforce separate codes of ethics with respect to their personnel which comply with Rule 17j-1 under the 1940 Act, and Rule 204-1 of the Advisers Act or Section 15(f) of the 1934 Act, as applicable (and shall forward to the Fund’s administrator and the Fund’s counsel copies of such codes and all future amendments and modifications thereto). The Board of Trustees, including a majority of the trustees who are not “interested persons” of the Fund (as defined in the 1940 Act), shall approve this Code of Ethics, and the codes of ethics of each investment adviser and principal underwriter of the Fund, and any material amendments to such codes. Such approval must be based on a determination that such codes contain provisions reasonably necessary to prevent Access Persons of the Fund from engaging in any conduct prohibited under such codes and under Rule 17j-1 under the 1940 Act. The Board shall review such codes at least once a year. Furthermore, any material changes to an investment adviser’s or principal underwriter’s code will be approved by the Board at the next scheduled quarterly board meeting and in no case more than six months after such change. Before approving any material amendments to the investment adviser’s or principal underwriter’s code of ethics, the Board must receive a certification from the investment adviser or principal underwriter that it has adopted procedures reasonably necessary to prevent Access Persons from violating its code of ethics and under Rule 17j-1 under the 1940 Act.

K.	At each quarterly Board of Trustees meeting, the administrator (on behalf of the Fund), investment adviser and principal underwriter of the Fund shall provide a written report to the Fund’s Board of Trustees stating:

a. any reported securities transaction that occurred during the prior quarter that may have been inconsistent with the provisions of the

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1 The provisions of Rule 17j-1 only apply to principal underwriters if (a) the principal underwriter is an affiliated person of the Fund or the Fund’s investment adviser; or (b) an officer, director or general partner of the principal underwriter serves as an officer, trustee or general partner of the Fund or of the Fund’s investment adviser.

codes of ethics adopted by the Fund, the Fund’s investment advisers or principal underwriter; and

b. all disciplinary actions2 taken in response to such violations.

L.	No less frequently than annually, the CCO shall provide to the Board with respect to this Code of Ethics, and the Fund’s investment advisers and principal underwriter shall provide to the Board, with respect to their Codes of Ethics, a written report that:

1.	Describes any issues arising under the Code of Ethics or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

2.	Certifies that the Fund, each investment adviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

M.	This Code, the codes of the investment advisers and principal underwriter, a record of any violation of such codes and any action taken as a result of the violation, a copy of each report by an Access Person, any written report hereunder by the Fund’s administrator, investment adviser or principal underwriter, records of approvals relating to Initial Public Offerings and Limited Offerings, lists of all persons required to make reports and a list of all persons responsible for reviewing such reports shall be preserved with the Fund’s records for the period and in the manner required by Rule 17j-1.

N.	For purposes of this Code of Ethics, an “Advisory Person” is not subject to the securities transaction reporting requirements of this Code of Ethics if such person is subject to the securities transaction pre-clearance requirements and securities transaction reporting requirements of the Code of Ethics adopted by the Fund’s investment advisers or principal underwriter, if any, in compliance with Rule 17j-

1 under the 1940 Act and Rule 204A-1 under the Investment Advisers Act of

1940, as amended, (the "Advisers Act") or Section 15(f) of the Securities

Exchange Act of 1934 (the "1934 Act"), as applicable.

O.	For purposes of this Code of Ethics, Non-Advisory Persons, other than a trustee who is not an “interested person” (as defined in the 1940 Act), are not subject to the securities transaction reporting requirements of this Code of Ethics if such person is subject to the securities transaction reporting requirements of a Code of

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2 Disciplinary action includes but is not limited to any action that has a material financial effect upon the employee, such as fining, suspending, or demoting the employee, imposing a substantial fine or requiring the disgorgement of profits.

Ethics with substantially similar reporting requirements and such reports under such code are provided to the Fund’s administrator.

VI. Certification.

Each Access Person will be required to certify annually that he or she has read and understood this Code of Ethics, and will abide by it. Each Access Person will further certify annually that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported under the Code of Ethics. A form of such certification is attached hereto as Exhibit C.

The Board of Trustees of American Real Estate Income Fund

APPENDIX A

Exhibit A

American Real Estate Income Fund

Holdings Report

For the Year/Period Ended

(month/day/year)

[ ] Check Here if this is an Initial Holdings Report

To: Robert Amweg, CCO of the above listed Fund

As of the calendar year/period referred to above, I have a direct or indirect beneficial ownership interest in the securities listed below which are required to be reported pursuant to the Code of Ethics of the Fund:

Title of	Cusip	Number	Principal
Security	Number	of Shares	Amount

The name of any broker, dealer or bank with whom I maintain an account in which my securities are held for my direct or indirect benefit are as follows:

For Initial Holdings Reports: This report contains information current as of a date no more than 45 days prior to the date of becoming an Access Person.

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:                                                                     Signature:

Print Name:

APPENDIX A

Exhibit B

AMERICAN REAL ESTATE INCOME FUND (the “Fund”)

Quarterly Transaction Report*

For the Calendar Quarter Ended

(month/day/year)

To: Robert Amweg, CCO of the above listed Fund

A. Securities Transactions. During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics of the Fund:

	Interest Rate		Number of		Nature of		Broker/Dealer or
	and Maturity		Shares or	Dollar	Transaction		Bank Through
Title of	CUSIP Date (If	Date of	Principal	Amount of	(Purchase, Sale,		Whom
Security	Number Applicable)	Transaction	Amount	Transaction	Other)	Price	Effected

__________________________________

* Non-interested trustees only have to complete this report for transactions in Covered Securities where they knew at the time of the transaction or, in the ordinary course of fulfilling their official duties as a trustee or officer, should have known at the time of the transaction that on the day of the transaction or during the fifteen (15) day period immediately before or after the date of the transaction, such security was purchased or sold, or such security was being considered for purchase or sale, by the Fund.

B. New Brokerage Accounts. During the quarter referred to above, I established the following accounts in which securities were held during the quarter for my direct or indirect benefit:

Name of Broker, Dealer or Bank                                      Date Account Was Established

C. Other Matters. This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:                                                                     Signature:

Print Name:

APPENDIX A

Exhibit C

American Real Estate Income Fund

ANNUAL CERTIFICATE

Pursuant to the requirements of the Code of Ethics of American Real Estate Income Fund, the undersigned hereby certifies as follows:

1. I have read the Fund’s Code of Ethics.

2. I understand the Code of Ethics and acknowledge that I am subject to it.

3.	Since the date of the last Annual Certificate (if any) given pursuant to the Code of Ethics, I have reported all personal securities transactions and provided any securities holding reports required to be reported under the requirements of the Code of Ethics.

Date:

Print Name

Signature